Exhibit 10.1

AMENDMENT AND EXCHANGE AGREEMENT

This Amendment and Exchange Agreement (the “Agreement”), dated as of August 7, 2012, is by and between China Shen Zhou Mining & Resources, Inc., a Nevada corporation with headquarters located at No. 166 Fushi Road, Zeyang Tower, Shijingshan District, Beijing, China 100043, 86-010-8890-6927 (the “Company”), and the holder identified on the signature page hereto (“Holder”).

RECITALS

A. On March 21, 2012, the Company filed with the Secretary of State of Nevada a Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, which was amended and restated in its entirety on March 23, 2012 (the “Existing Certificate of Designations”).

B. On or about March 26, 2012, the Company issued (i) shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”, each, an “Existing Preferred Share”, such Existing Preferred Shares, collectively, the “Existing Preferred Shares”, and the Existing Preferred Shares of the Holder, the “Holder Existing Preferred Shares”), convertible into the Company’s common stock, $0.001 par value per share (the “Common Stock”, and such Existing Preferred Shares, as converted, the “Existing Conversion Shares” and such Holder Existing Preferred Shares, as converted, the “Holder Existing Conversion Shares”) and (ii) warrants (each, an “Existing Warrant” and, collectively, the “Existing Warrants”) to purchase Common Stock pursuant to a Securities Purchase Agreement dated as of March 21, 2012, as amended on March 23, 2012 (the “Existing Securities Purchase Agreement”) to the Holder and certain other investors signatory thereto (the Holder and such other investors collectively, the “Investors”). Capitalized terms not defined herein shall have the meanings set forth in the Existing Securities Purchase Agreement as amended hereby.

C. On August 1, 2012, the Company failed to effect a Company Redemption (as defined in the Existing Certificate of Designations) with respect to the Holder Existing Preferred Shares, as required by the terms and conditions of the Certificate of Designations (the “Existing Event”).

D. The Company and the Holder desire to enter into this Agreement, pursuant to which, among other things (i) the Company shall amend and restated the Existing Certificate of Designations in the form attached hereto as Exhibit A (the “Amended Certificate of Designations”) by filing such Second Amended Certificate of Designations with the Secretary of State of Nevada on or prior to the Closing Date (such filing time, the “Amended Certificate Effective Time”), (ii) the Company and the Holder shall amend certain of the other Transaction Documents, (iii) the Company and the Holder shall exchange an Existing Warrant held by the Holder (the “Holder Existing Warrant”) for a warrant to purchase Common Stock of the Company in the form attached hereto as Exhibit B (the “Holder Exchanged Warrant”) exercisable into an identical number of shares of Common Stock (the Holder Exchanged Warrant as exercised, the “Holder Exchanged Warrant Shares”), and (iv) certain notices delivered by the Holder to the Company in connection with the Existing Event shall become void ab initio. For purpose of this Agreement, after the Amended Certificate Effective Time, (i) each Existing Preferred Share shall be referred to herein as an “Amended Preferred Share”, such Amended Preferred Shares, collectively, the “Amended Preferred Shares”, and the Amended Preferred Shares of the Holder, the “Holder Amended Preferred Shares” and (ii) the Existing Conversion Shares shall be referred to herein as the “Amended Conversion Shares” and the Amended Conversion Shares of the Holder, the “Holder Amended Conversion Shares”.

E. As a closing condition to the transactions contemplated hereby, each of the holders of Existing Preferred Shares as of the date hereof other than the Holder (the “Other Holders”) are executing agreements identical to this Agreement (other than proportional changes in the numbers reflecting the different (i) number of Existing Preferred Shares held by each Other Holder and (ii) number of shares of Exchanged Warrant Shares of each Other Holder (collectively, the “Other Exchanged Warrant Shares”, and together with the Holder Exchanged Warrant Shares, the “Exchanged Warrant Shares”) issuable upon exercise of each Holder Exchanged Warrant (as defined in each Other Agreement (as defined below)) (collectively, the “Other Exchanged Warrants”, and together with the Holder Exchanged Warrant, the “Exchanged Warrants”),) (the “Other Agreements”, and together with this Agreement, the “Agreements”).

G. The Existing Warrants will be exchanged for Exchanged Warrants in an exchange made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

AGREEMENT

1.                  Amendment; Exchange. Effective as of the time the Company, the Holder and each Other Holder have executed and delivered to each other the Agreements (the “Effective Time”), the Holder hereby consents to the amendment and restatement of the Existing Certificate of Designations as the Amended Certificate of Designations and hereby further authorizes the Company to file the Amended Certificate of Designations with the Secretary of State of Nevada (the “Amendment”). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, on the Closing Date (as defined below) the Holder shall, and the Company shall, pursuant to Section 3(a)(9) of the Securities Act, exchange the Holder Existing Warrant for the Holder Exchanged Warrant (the “Exchange”). On or prior to the Closing (as defined below), the following transactions shall occur:

1.1              Filing of Amended Certificate of Designations. As soon as practicable following the Effective Time (or such other time as agreed by the parties hereto), the Company shall file the Amended Certificate of Designations with the Secretary of State of Nevada.

1.2              Delivery. In exchange for the Holder Existing Warrant, the Company shall deliver or cause to be delivered to the Holder the Holder Exchanged Warrant without any restricted legends. The Holder shall deliver or cause to be delivered to the Company (or its designee) the certificate with respect to the Holder Existing Warrant, within twenty (20) Business Days following the Closing (as defined below). As of the Closing Date (as defined below), all of the Holder’s rights under the Holder Existing Warrant shall be extinguished.

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1.3              Other Documents. The Company and the Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Amendment and the Exchange.

1.4              Outstanding Dividends. The parties acknowledge and agree that any accrued and unpaid Dividends (as defined in the Existing Certificate of Designations) on each Holder Existing Preferred Share shall automatically be deemed to be accrued and unpaid Dividends (as defined in the Amended Certificate of Designations) on such Holder Amended Preferred Share.

1.5              No Additional Consideration. The parties acknowledge and agree that the Holder Exchanged Warrant shall be issued to the Holder in exchange for the Holder Existing Warrant, in each case, without the payment of any additional consideration.

1.6              Closing. Upon confirmation that the conditions to closing specified in this Agreement have been satisfied or duly waived by the Holder or the Company, as applicable, the closing of the Exchange (the “Closing”) shall occur on August 9, 2012 or such other date as is mutually acceptable to the Holder and the Company (the “Closing Date”).

2.                  AMENDMENTS TO TRANSACTION DOCUMENTS.

2.1              Ratifications. Except as otherwise expressly provided herein, the Existing Securities Purchase Agreement and each other Transaction Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date: (i) all references in the Existing Securities Purchase Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Existing Securities Purchase Agreement shall mean the Existing Securities Purchase Agreement as amended by this Agreement, and (ii) all references in the other Transaction Documents, to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Existing Securities Purchase Agreement as amended by this Agreement.

2.2              Amendments to Transaction Documents. On and after the Closing Date, each of the Transaction Documents are hereby amended as follows:

(a)          The defined term “Preferred Shares” is hereby amended and restated as “Amended Preferred Shares (as defined in the Amendment and Exchange Agreements)”.

(b)         The defined term “Conversion Shares” is hereby amended and restated as “Amended Conversion Shares (as defined in the Amendment and Exchange Agreements)”.

(c)          The defined term “Certificate of Designations” is hereby amended and restated as “Amended Certificate of Designations (as defined in the Amendment and Exchange Agreements)”.

(d)         The defined term “Warrants” is hereby amended and restated as “Exchanged Warrants (as defined in the Amendment and Exchange Agreements)”.

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(e)          The defined term “Warrant Shares” is hereby amended and restated as “Exchanged Warrant Shares (as defined in the Amendment and Exchange Agreements)”.

(f)          The defined term “Transaction Documents” is hereby amended to include the Amendment and Exchange Agreements.

(g)         The defined term “Amendment and Exchange Agreements” shall mean “those certain Amendment and Exchange Agreements, dated as of August 7, 2012, each by and between the Company and each Buyer”.

3.                  Representations and Warranties.

3.1              Holder Bring Down. The Holder hereby makes the representations and warranties as to itself only as set forth in Section 2 of the Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement, mutatis mutandis.

3.2              Company Bring Down. The Company hereby makes the representations and warranties to the Holder as set forth in Section 3 of the Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Amendment, mutatis mutandis.

4.                  Covenants.

4.1              Reasonable Best Efforts. The Company shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 6 of this Agreement. The Holder shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 5 of this Agreement.

4.2              Disclosure of Transactions and Other Material Information. On or before 9:30 a.m., New York time, on the first (1st) Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Agreements in the form required by the 1934 Act and attaching all the material agreements (including, without limitation, this Agreement (and all schedules to this Agreement), the form of the Amended Certificate of Designations and the form of the Exchanged Warrants) (including all attachments, the “8-K Filing”). From and after the issuance of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to any of the Buyers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Agreements.

4.3              Fees. The Company shall reimburse Greenberg Traurig, LLP (counsel to the lead Buyer), on demand, for all reasonable, documented costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) provided, however, that the amount payable by the Company to Greenberg Traurig, LLP shall not exceed $10,000 in the aggregate unless agreed to in writing by the Company (the “Lead Investor Counsel Expenses”).

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4.4              Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of (i) the Holder Amended Preferred Shares (and upon conversion of the Holder Amended Preferred Shares, the Holder Amended Conversion Shares) may be tacked onto the holding period of the Holder Existing Preferred Shares and (iii) the Holder Exchanged Warrants (and upon exercise of the Holder Exchanged Warrants, the Holder Exchanged Warrant Shares (if acquired using a Cashless Exercise (as defined in the Holder Exchanged Warrant))) may be tacked onto the holding period of the Holder Existing Warrants, and the Company agrees not to take a position contrary to this Section 4.4. The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue the Holder Amended Conversion Shares and Holder Exchanged Warrant Shares without restriction and not containing any restrictive legend without the need for any action by the Holder. The Company further represents that immediately following the Amended Certificate Effective Time, the Holder Amended Preferred Shares shall not be subject to any restriction on trading and shall not be required to bear any restricted legend.

4.5              Series A Preferred Stock. So long as any Amended Preferred Shares remain outstanding, the Company shall not issue any Series A Preferred Stock to any Person without the prior written consent of the holders of Amended Preferred Shares.

5.                  CONDITIONS TO COMPANY’S OBLIGATIONS HEREUNDER.

The obligations of the Company to the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

5.1              The Holder shall have duly executed this Agreement and delivered the same to the Company.

5.2              Each of the Other Holders shall have duly executed the Other Agreement of such Other Holder and delivered the same to the Company.

5.3              Each Holder shall have duly executed a consent authorizing the amendment to the Existing Certificate of Designations and the filing of the Amended Certificate of Designations (the “Holder Consent”) and delivered the same to the Company.

5.4              Each of the Other Holders shall have duly executed the Holder Consent and delivered the same to the Company.

5.5              The representations and warranties of the Holder contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Holder shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Holder at or prior to the Closing Date.

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6.                  CONDITIONS TO HOLDER’S OBLIGATIONS HEREUNDER.

The obligations of the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

6.1              The Company shall have duly executed and delivered this Agreement to the Holder.

6.2              The Company shall have paid the Lead Investor Counsel Expenses to Greenberg Traurig LLP by wire transfer of U.S. dollars and immediately available funds in accordance with the written instructions of Greenberg Traurig LLP delivered to the Company on or prior to the Closing Date.

6.3              The Company shall have filed the Amended Certificate of Designations with the Secretary of State of Nevada and delivered a certified copy of the Certificate of Designations as certified by the Secretary of State of Nevada to the Holder.

6.4              The Company shall have duly executed and delivered to the Holder the Holder Exchanged Warrant in such amounts as described below the Holder’s name on the signature page of the Holder.

6.5              The Company shall have delivered to the Holder a copy of each Other Agreement, duly executed and delivered by the Company and each Other Holder party thereto.

6.6              The Holder shall have received the opinion of Cadwalader, Wickersham & Taft, LLP, the Company’s counsel, dated as of the Closing Date, in the form reasonably satisfactory to the Holder.

6.7              The Holder shall have received the opinion of Cadwalader, Wickersham & Taft, LLP, the Company’s counsel, to the Transfer Agent dated as of the Closing date, in the form reasonably satisfactory to the Holder.

6.8              The Holder shall have received the opinion of Lionel Sawyer & Collins, the Company’s Nevada Counsel, dated as of the Closing Date, in the form acceptable to the Holder.

6.9              The Company shall have delivered to the Holder a certificate, in the form acceptable to the Holder, duly executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions authorizing the transactions contemplated hereby as adopted by the Company’s board of directors, in a form reasonably acceptable to the Holder, (ii) the Certificate of Incorporation of the Company and (iii) the Bylaws of the Company, each as in effect at the Closing.

6.10          Each and every representation and warranty of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Holder shall have received a certificate, duly executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Holder in the form acceptable to the Holder.

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6.11          The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the Amendment and the Exchange, including without limitation, those required by the Principal Market.

6.12          No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Agreements.

6.13          The Company shall have delivered to the Holder such other documents relating to the transactions contemplated by this Agreement as the Holder or its counsel may reasonably request.

7.                  OUTSTANDING NOTICES. Effective as of the Closing Date, the Holder hereby acknowledges and agrees that (i) if applicable, each Void Optional Redemption Notice (as defined in the Existing Certificate of Designations), (ii) if applicable, each Conversion Notice (as defined in the Existing Certificate of Designations), solely to the extent not satisfied as of the Closing Date, and (iii) if applicable, each Triggering Event Redemption Notice (as defined in the Existing Certificate of Designations), in each case, delivered by the Holder to the Company on or prior to the date hereof, shall be void ab initio and (iii) the Existing Event shall not constitute a Triggering Event or any other violation of any of the terms pursuant to the Amended Certificate of Designations.

8.                  TERMINATION.

In the event that the Closing does not occur on or before five (5) Business Days from the date hereof due to the Company’s or the Holder’s failure to satisfy the conditions set forth in Sections 6 and 7 hereof (and the nonbreaching party’s failure to waive such unsatisfied conditions(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. Upon such termination, the terms hereof shall be null and void and the parties shall continue to comply with all terms and conditions of the Agreements, as in effect prior to the execution of this Agreement.

9.                  MISCELLANEOUS.

9.1              Miscellaneous Provisions. Section 8 of the Existing Securities Purchase Agreement (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

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9.2              Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any consent, release, amendment, settlement or waiver relating to the terms, conditions and transactions contemplated hereby (each a “Settlement Document”), is or will be more favorable to such Person than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (i) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement, the other Exchange Documents and the Securities (other than any limitations on conversion or exercise set forth therein) shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement or the Securities (as the case may be) shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 9.2 shall apply similarly and equally to each Settlement Document.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

CHINA SHEN ZHOU MINING & RESOURCES, INC.

By:
Name: Title:

[Amendment and Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOLDER:

By:
Name:
Title:

Number of Exchanged Warrant Shares issuable to Holder upon exercise of the Holder Exchanged Warrant (such Holder Exchanged Warrant to be delivered to the Holder on the Closing Date):

[Amendment and Exchange Agreement]

Schedules to Amendment and Exchange Agreement

Schedule 3(e)

While the Company previously obtained Amex approval for the issuance of certain of the Securities, and the Company previously obtained shareholder approval to issue greater than 20% of the outstanding Common Stock of the Company in connection with the Securities, the Company will need to obtain further Amex approval for the listing of the additional Common Stock approved by the shareholders and for the shares upon exercise of the Exchanged Warrants.

Schedule 3(l)

The Company declared and issued dividends to the holders of its Series A Convertible Preferred Stock on or about July 1, 2012.

All material capital expenditures undertaken by the Company after the date of the Company’s most recent audited financial statements have been reported as required in the SEC Documents.

Schedule 3(n)

As reported on a current report on Form 8-K filed by the Company on December 19, 2011, the company did not provide NYSE Amex with sufficient notice of the setting of the record date for the 2011 Annual Meeting of Shareholders of the Company (the “Notice”). Such Notice was required to be reported as an event under “Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.”

Schedule 3(q)

DUE FROM RELATED PARTIES

Due from related parties classified as long term liabilities consist of the following:

		June 30, 2012	December 31, 2011
		(In thousands)	(In thousands)
Mr. Gang Liu	(a)	$1,163	$-
Mr. Wenrui Li	(b)	32	-
Due from Guizhou Yanhe Dongsheng Mining, Ltd. (“Yanhe Dongsheng”)	(c)	83	-
Due from Chongqing Fengdu Dongsheng Mining, Ltd. (“Fengdu Dongsheng”)	(c)	420	-
Due from Hubei Dongsheng Mining, Ltd. (“Hubei Dongsheng”)	(c)	193	-
Due from Chongqing Henrun Mining, Ltd. (“Chongqing Henrun”)	(c)	95	-
Due from Guizhou Wuchuan Shanxian Food, Ltd. (“Shanxian Food”)	(c)	919	-
Due from Guizhou Zhengan Zunzheng Mining Development, Ltd. (“Zunzheng Mining”)	(c)	189	-
Due from Wuchuan Chenhe Dongsheng Fluoride Industry Co., Ltd. (“Chenhe Fluoride”)	(d)	270	-
Less: Allowance for doubtful accounts	(e)	(270)	-
		$3,094	$-

(a)	Mr. Gang Liu is a minor shareholder and the General Manager of Dongsheng Mining, Meilan Mining, and Qianshi Resources.

(b)	Mr. Li is a family member of Mr. Gang Liu.

(c)	Yanhe Dongsheng, Fengdu Dongsheng, Hubei Dongsheng, Chongqing Henrun, Shanxian Food and Zunzheng Mining are owned by Mr. Gang Liu.

(d)	Chenhe Fluoride’s 30% equity interest is owned by Dongsheng Mining.

(e)	An accumulated impairment provision of $270,000 for the six months ended June 30, 2012 was recorded for Chenhe Fluoride for its losses during last three years.

According to Wuchuan Agreement, the Company shall bear the original debts of Dongsheng Mining, Meilan Mining, and Qianshi Resources amounting to no more than RMB 50,000,000 ($7.90 million). The funds due from related parties will be returned to pay the original debts of Dongsheng Mining, Meilan Mining, and Qianshi Resources.

DUE TO RELATED PARTIES

Due to related parties classified as long term liabilities consist of the following:

	June 30, 2012	December 31, 2011
	(In thousands)	(In thousands)
Due to directors of the Company:
Ms. Xiaojing Yu, CEO of the Company	$-	$106
Mr. Xueming Xu, Director of the Company	12	13
Due to Mr. Xiaoming Yu, General Manager of Xiangzhen Mining	46	127
Due to Mr. Mao Huang, a minority shareholder of Xingzhen Mining	4	4
Due to Mr. Guojian Zhou, a minor shareholder of Qianshi Resources	126	-
Due to Mr. Shuanglong Tian, a minor shareholder of Meilan Mining	51	-
	$239	$250

Schedule 3(r)

There are currently 39,323,772 shares of Common Stock issued and outstanding.

On January 19, 2011, and as reported in the SEC Documents the Company entered into an Securities Purchase Agreement pursuant to which it sold Common Stock and Warrants to purchase Common Stock (the “Transaction”). Subject to the terms of the Transaction, the Warrants contain anti-dilution and other protective provisions.

Schedule 3(s)

SHORT-TERM LOANS

Short-term loans consisted of the following:

		June 30, 2012	December 31, 2011
		(in thousands)	(in thousands)
7.01% note payable to China Citic Bank matures on June 30, 2012, collateralized with Xiangzhen’s extraction right, land use right and some machineries		$-	$3,145
7.01% note payable to China Citic Bank matures on June 30, 2012, collateralized with Xiangzhen’s extraction right, land use right and some machineries		-	3,145
5.15% note payable to Mr. Mao Huang, a related party of the Company, matures on January 26, 2012, collateralized with Xingzhen’s extraction right and the ore processing plant		-	2,560
9.76% note payable to Baiyin Credit Union matures on Janurary 17, 2012, guaranteed by the bank draft of the Company		-	944
9.76% note payable to Baiyin Credit Union matures on April 21, 2012, guaranteed by the bank draft of the Company		-	786
9.76% note payable to Baiyin Credit Union matures on May 9, 2012, guaranteed by the bank draft of the Company		-	786
11.15% note payable to Baiyin Credit Union matures on December 17, 2012 with interest due on the 20th day of each quarter and principal due at date of maturity, guaranteed by Xingzhen Mining		316	315
11.15% note payable to Baiyin Credit Union matures on December 21, 2011 with interest due on the 20th day of each quarter and principal due at date of maturity, guaranteed by Xingzhen Mining		316	315
9.18% note payable to China Citic Bank matures on March 31, 2013, collateralized with Xiangzhen’s extraction right		7,920	-
9.76% note payable to Baiyin Credit Union matures on July 20, 2012, guaranteed by the bank draft of the Company	(a)	1,663	-
7.93% note payable to Mr. Xin Li, matures on November 18, 2012		317
		$10,532	$11,996

(a) The loan was repaid in July, 2012.

LONG-TERM LOANS

Long-term loans consisted of the following:

	June 30,	December 31,
	2012	2011
	(in thousands)	(in thousands)
13.30% note payable to Wuchuan Credit Union matures on January 11, 2015 with interest due on the 20th day of each month, collateralized with Dongsheng Mining’s extraction rights.	$1,742	$-

Schedule 3(bb)

The Company received two comment letters from the SEC dated July 7, 2011 and December 19, 2011, respectively, with respect to the Company’s annual report on Form 10-K for the year ended December 31, 2010 and certain quarterly reports from the 2011 fiscal year (the “Letters”). In the Letters, the SEC asked that the company disclose additional information about its accounting practices and personnel. The Company received an additional comment letter on July 25, 2012, stating that the SEC “believes that [the Company’s] lack of U.S. GAAP experience constitutes a material weakness and thus [the Company’s] internal controls over financial reporting would not be effective.” The Company has yet to determine what course it will take in responding to the July 25, 2012 letter.

Schedule 3(pp)

The company in the ordinary course of its business neither materially Over-Produces nor materially Under-Produces at its mines.